Exhibit 99.1

Questions and Answers

Regarding Regulatory Inquiries

1.	Can you give us an update on the regulatory inquiries into your domestic mutual fund and annuities businesses?

A number of formal requests for information have been made by regulators and government authorities about the trading practices in the mutual fund and annuities industry that affect many major U.S. companies in those businesses. Prudential is no exception.

To date, the requests for information concerning mutual funds have followed two tracks:

—	Regulators are reviewing the way broker-dealers and other securities intermediaries purchased, sold and exchanged mutual fund shares for their clients.

—	Separately, regulators are looking at how mutual fund companies accepted purchase, sale and exchange orders from certain investors, and conflicts of interest in the administration of the funds.

Information relating to administrative complaints filed by the Massachusetts Securities Division against Prudential Securities (a separate legal entity) and several of its former brokers and branch managers can be found in an 8-K filed by Prudential Financial on December 18, 2003.

We have been cooperating with all inquiries and, at the same time, have been conducting our own internal review, which we are working to complete as quickly as possible.

2.	What has your internal review revealed about your domestic mutual fund business?

We are still reviewing Prudential Financial’s domestic mutual fund complex, and we are continuing to cooperate with regulatory inquiries. We can tell you, however, that Prudential Investments has actively discouraged market timing, and for years, our domestic mutual fund prospectuses have identified and addressed this issue. Its established operating policies and procedures are designed to detect and deter frequent trading activity, and we believe the policies and procedures have been largely effective.

As part of our internal review, we have reviewed the trading records available to us of Prudential Financial’s mutual fund investment professionals, and to date we have found no evidence of our portfolio managers market timing in our funds. Our review has uncovered an investment analyst who made a small number of short-term trades a few years ago. When the activity was detected at that time, the analyst was notified and the activity ceased.

3.	In your 10-Q, you disclosed that regulators were looking at your variable annuity business. What can you tell us about what you are finding in Prudential’s domestic annuity product line?

Like many companies, we are cooperating with regulatory inquiries and have been conducting our own internal review of our annuity business. While our review is incomplete, the information reviewed to date leads us to believe the policies and procedures we have in place to detect and prevent disruptive market timing in Prudential’s domestic annuity products have been largely effective.

4.	Are you also looking at your American Skandia annuity products?

We acquired American Skandia on May 1. Since then we have been continuing our comprehensive review of American Skandia’s products, services, controls and procedures. We can tell you that American Skandia Funds do have a policy addressing market timing and have suspended or terminated trading privileges pursuant to this policy. Since this review is not yet complete, it would be premature to comment further.